Exhibit 99.1

Tribune Media Company Reports Second Quarter 2017 Results

NEW YORK, August 9, 2017 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three months and six months ended June 30, 2017.

SECOND QUARTER 2017 FINANCIAL HIGHLIGHTS (compared to second quarter 2016)

•	Consolidated operating revenues fell 2% to $469.5 million; excluding political advertising and real estate revenues, consolidated operating revenues increased 2%

•	Strategic shift at WGN America to a higher return original programming strategy resulted in $20 million of additional expense for cancellation costs, accelerated amortization of license fees and the write-off of certain other capitalized program development projects

•	Consolidated operating profit, which includes the above $20 million of additional expenses at WGN America, was $18.3 million, compared to $56.2 million for the second quarter of 2016

•	Consolidated Adjusted EBITDA, which includes the above $20 million of additional expenses at WGN America, decreased to $95.4 million from $125.1 million in the second quarter of 2016

•	Total Television and Entertainment net advertising revenues (which include political and digital revenues) fell 7%, to $312.9 million

•	Retransmission revenues increased 26% to $105.0 million

•	Carriage fee revenues increased 5% to $31.9 million

•	Cash distributions from TV Food Network were $38.1 million

•	FCC spectrum auction proceeds of $185 million were received by the Company in the third quarter of 2017 with remaining proceeds of $5 million expected in the second half of 2017

•	CareerBuilder sale closed on July 31, 2017 and the Company received cash of $158 million while retaining an approximate 7% ownership interest on a fully diluted basis

“Our financial results for the second quarter reflect our focus on continued expense management and positioning the company for long-term profitable growth,” said Peter Kern, Tribune Media’s Chief Executive Officer. “We saw strong sequential growth in retransmission revenues during the quarter, which helped offset some softness in core advertising at the national level. While our overall performance was significantly affected by non-recurring expenses and accelerated amortization related to the shift in programming strategy at WGN America, those changes are now behind us, and we expect a much more profitable 2018 with more original hours than the network has ever carried. We continue to aggressively manage expenses across the business; adjusted for the non-recurring costs at WGN America, total consolidated cash expenses were flat despite the continuing increases in network affiliate fees and the increased level of original programming amortization. We also continued monetizing non-core assets, as we sold several real estate properties in the first half of the year, and more recently participated in the sale of CareerBuilder and received a significant portion of our spectrum proceeds. Finally, we remain on track to close our previously announced transaction with Sinclair.”

SECOND QUARTER AND YEAR-TO-DATE RESULTS

Consolidated

Consolidated operating revenues for the second quarter of 2017 were $469.5 million compared to $479.8 million in the second quarter of 2016, representing a decrease of $10.3 million, or 2%. The decrease was primarily driven by lower core advertising and political advertising, as well as a decrease in real estate revenues as a result of the sales of certain properties in 2016 and 2017. These declines were partially offset by increases in retransmission and carriage fee revenues.

For the six months ended June 30, 2017, consolidated operating revenues were $909.4 million compared to $948.3 million in the six months ended June 30, 2016, representing a decrease of $38.8 million, or 4%.

Consolidated operating profit was $18.3 million for the second quarter of 2017 compared to operating profit of $56.2 million for the second quarter of 2016, representing a decrease of $37.9 million. The decrease was primarily attributable to lower Television and Entertainment operating profit as a result of higher programming expenses driven by $20 million of additional expense related to the strategic shift toward more profitable original programming at WGN America and a higher operating loss in Corporate and Other due to lower revenues driven by the sale of real estate properties in 2016 and 2017 and higher transaction-related costs. For the six months ended June 30, 2017, consolidated operating profit decreased $83.1 million to $3.1 million from an operating profit of $86.2 million in the six months ended June 30, 2016.

In the second quarter of 2017, the Company recorded a non-cash pretax impairment charge of $58.8 million ($44.5 million after tax), or $0.51 per common share, to further write down its investment in CareerBuilder based on the transaction value contemplated in the CareerBuilder sale agreement. In the six months ended June 30, 2017, the total non-cash pretax impairment charges to write down the Company’s investment in CareerBuilder totaled $181 million ($124.5 million after tax), or $1.43 per common share.

Consolidated loss from continuing operations was $29.8 million in the second quarter of 2017 compared to $152.6 million in the second quarter of 2016. Diluted loss per common share from continuing operations for the second quarter of 2017 was $0.34 compared to $1.66 for the second quarter of 2016. Adjusted diluted earnings per share (“Adjusted EPS”) for the second quarter of 2017 was $0.36 compared to $0.52 for the second quarter of 2016. Both diluted loss per common share and Adjusted EPS in the second quarter of 2017 include a $2.7 million, or $0.03 per share, benefit primarily related to expected refunds of interest paid on prior tax assessments and in the second quarter of 2016 include a $1.8 million, or $0.02 per share, benefit related to certain state income tax matters and other adjustments.

Consolidated loss from continuing operations was $131.0 million for the six months ended June 30, 2017 compared to $137.5 million for the six months ended June 30, 2016. For the six months ended June 30, 2017, diluted loss per common share from continuing operations was $1.51 compared to $1.50 for the six months ended June 30, 2016. Adjusted EPS for the six months ended June 30, 2017 was $0.30 compared to $0.74 for the six months ended June 30, 2016. Both diluted loss per common share and Adjusted EPS include an income tax benefit of $2.1 million, or $0.02 per share, for the six months ended June 30, 2017 and an income tax charge of $2.0 million, or $0.02 per share, for the six months ended June 30, 2016 related to certain tax adjustments.

Net loss was $30.4 million in the second quarter of 2017 compared to $161.6 million in the second quarter of 2016. Net loss was $116.0 million for the six months ended June 30, 2017 compared to $150.5 million for the six months ended June 30, 2016.

Consolidated Adjusted EBITDA decreased to $95.4 million in the second quarter of 2017 from $125.1 million in the second quarter of 2016, representing a decrease of $29.7 million, or 24%. The decrease in consolidated Adjusted EBITDA was primarily attributable to higher programming expenses and lower net core advertising and political advertising revenues. This decline was partially offset by increased retransmission revenues and carriage fees revenues. For the six months ended June 30, 2017, consolidated Adjusted EBITDA decreased $69.1 million, or 31%, to $152.9 million as compared to $222.0 million in the six months ended June 30, 2016.

Cash distributions from TV Food Network in the second quarter of 2017 were $38.1 million compared to $36.3 million in the second quarter of 2016. Cash distributions for the six months ended June 30, 2017 were $149.7 million compared to $125.6 million for the six months ended June 30, 2016.

Television and Entertainment

Revenues were $466.1 million in the second quarter of 2017 compared to $468.1 million in the second quarter of 2016, a decrease of $2.1 million. The decrease was driven by a $17.2 million decrease in net core advertising revenue and an $8.9 million decrease in net political advertising revenue, and was largely offset by an increase in retransmission revenues of $21.7 million, or 26%, and an increase in carriage fee revenues of $1.5 million, or 5%.

Television and Entertainment segment revenues for the six months ended June 30, 2017 were $902.1 million compared to $924.0 million for the six months ended June 30, 2016, a decrease of $21.9 million, or 2%. The decrease was driven by a $35.0 million, or 6%, decrease in net core advertising and a $22.6 million decrease in net political advertising, and was partially offset by an increase in retransmission revenues of $32.4 million, or 19%, and an increase in carriage fee revenues of $4.1 million, or 7%.

Television and Entertainment operating profit was $50.2 million for the second quarter of 2017 compared to $83.3 million for the second quarter of 2016, a decrease of $33.1 million, or 40%. The decrease was primarily due to increased programming expense of $34.3 million, primarily due to $20 million of additional expense related to the shift in programming strategy at WGN America in the second quarter of 2017, which included cancellation costs for Outsiders and Underground and the associated accelerated amortization of the remaining program assets for both shows as well as the write-off of certain other capitalized program development projects. The remaining increase was due to $8 million of higher network affiliate fees and $6 million of higher amortization of license fees primarily related to original programming that aired in the quarter.

Television and Entertainment Adjusted EBITDA was $111.7 million for the second quarter of 2017 compared to $141.7 million in the second quarter of 2016, a decrease of $30.0 million, or 21%, primarily due to increased programming expenses, as described above, as well as lower advertising revenues.

For the six months ended June 30, 2017, Television and Entertainment operating profit was $70.2 million as compared to $142.0 million for the six months ended June 30, 2016, a decrease of $71.7 million, or 51%. Television and Entertainment Adjusted EBITDA was $186.9 million as compared to $257.7 million for the six months ended June 30, 2016, a decrease of $70.8 million, or 27%.

Corporate and Other

Real estate revenues for the second quarter of 2017 were $3.5 million, compared to $11.7 million for the second quarter of 2016, representing a decrease of $8.2 million, or 70%. The decrease was primarily driven by lower revenues due to the sale of real estate properties in 2016 and 2017. Real estate revenues for the six months ended June 30, 2017 were $7.3 million, compared to $24.3 million for the six months ended June 30, 2016, representing a decrease of $16.9 million, or 70%.

Corporate and Other operating loss for the second quarter of 2017 was $31.9 million compared to a loss of $27.1 million for the second quarter of 2016. The increase in the loss was primarily attributable to lower real estate revenues, as described above, and higher transaction-related costs. Corporate and Other Adjusted EBITDA represented a loss of $16.3 million for the second quarter of 2017 compared to a loss of $16.6 million for the second quarter of 2016. The loss was down slightly from the second quarter of 2016 despite the loss of real estate revenues from property sales as a result of lower costs. For the six months ended June 30, 2017, Corporate and Other operating loss was $67.1 million compared to $55.8 million for the six months ended June 30, 2016. Corporate and Other Adjusted EBITDA represented a loss of $33.9 million, compared to a loss of $35.6 million for the six months ended June 30, 2016.

Discontinued Operations

On December 19, 2016, the Company entered into an agreement with Nielsen Holding and Finance B.V. (“Nielsen”) to sell equity interests in substantially all of the Digital and Data business operations for $560 million in cash, subject to certain purchase price adjustments (the “Gracenote Sale”). The Company completed the sale on January 31, 2017 and received gross proceeds of $584 million, including a purchase price adjustment of $3 million. The historical results of operations for the businesses included in the Gracenote Sale are reported as discontinued operations for all periods presented. Accordingly, all references made to financial data in this release are to Tribune Media Company’s continuing operations.

RETURN OF CAPITAL TO SHAREHOLDERS

Quarterly Dividend

On August 2, 2017, the Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on September 5, 2017 to holders of record of the Company’s common stock and warrants as of August 21, 2017. Future dividends will be subject to the discretion of the Board and the terms of the agreement and plan of merger between the Company and Sinclair Broadcast Group, Inc. (“Sinclair”), dated May 8, 2017 (the “Merger Agreement”), which limits our ability to pay dividends, except for the payment of quarterly cash dividends not to exceed $0.25 per share and consistent with record and payment dates in 2016.

Stock Repurchase Program

As of August 8, 2017, the remaining authorized amount under the current stock repurchase program totaled $168 million. The terms of the Merger Agreement prohibit the Company from engaging in additional share repurchases.

RECENT DEVELOPMENTS

Sinclair Acquisition

On May 8, 2017, the Company entered into a Merger Agreement with Sinclair, providing for the acquisition by Sinclair of all of the outstanding shares of the Company’s Class A common stock and Class B common stock by means of a merger of Samson Merger Sub Inc., a wholly owned subsidiary of Sinclair, with and into Tribune Media Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Sinclair. See “Important Additional Information and Where to Find It” below.

On August 2, 2017, the Company received a request for additional information and documentary material, often referred to as a “second request”, from the United States Department of Justice (the “DOJ”) in connection with the Merger Agreement. The second request was issued under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Sinclair received a substantively identical request for additional information and documentary material from the DOJ in connection with the transactions contemplated by the Merger Agreement. Consummation of the transactions contemplated by the Merger Agreement is conditioned on expiration of the waiting period applicable under the HSR Act, among other conditions. Issuance of the second request extends the waiting period under the HSR Act until 30 days after Sinclair and the Company have substantially complied with the second request, unless the waiting period is terminated earlier by the DOJ or the parties voluntarily extend the time for closing.

Sale of Digital and Data Business

The Company completed the Gracenote Sale on January 31, 2017 and received gross proceeds of $581 million. In the second quarter of 2017, the Company received additional proceeds of $3 million as a result of purchase price adjustments. In the six months ended June 30, 2017, the Company recognized a pretax gain of $35 million as a result of the sale. On February 1, 2017, the Company used $400 million of proceeds from the Gracenote Sale to pay down a portion of the Company’s term loan facility.

Real Estate Transactions

In the six months ended June 30, 2017, the Company sold six properties for net proceeds totaling $60 million, as further described below. The Company defines net proceeds as pretax cash proceeds on the sale of properties, net of associated selling costs.

On January 26, 2017, the Company sold its Denver, CO property for net proceeds of $23 million, which approximated the carrying value, and entered into a lease for the property. On January 31, 2017, the Company sold one of its Chicago, IL properties for net proceeds of $22 million and entered into a lease with a term of 10 years, subject to renewal, retaining the use of more than a minor portion of the property. The Company recorded a deferred pretax gain of $13 million on the sale, which will be amortized over the life of the lease in accordance with sale-leaseback accounting guidance.

On April 21, 2017, the Company sold two of its Chicago, IL properties for net proceeds of less than $1 million. On May 22, 2017, the Company sold two of its Baltimore, MD properties for net proceeds of $15 million. The net proceeds on the sales of these properties approximated their respective carrying values.

On August 4, 2017, the Company sold its Williamsburg, VA property for net proceeds of $1 million.

As of August 9, 2017, the Company has agreements for the sales of certain properties located in Costa Mesa, CA and Fort Lauderdale, FL. These transactions are expected to close during the second half of 2017. However, the closing of these transactions is subject to certain adjustments and customary closing conditions and there can be no assurance that these sales will be completed in a timely manner or at all.

On June 2, 2016, the Company sold its Allentown, PA property for net proceeds of $8 million and on May 2, 2016, the Company sold its Deerfield Beach, FL property for net proceeds of $24 million. In the second quarter of 2016, the Company recorded a net loss of less than $1 million on the sale of these properties that is included in SG&A.

FCC Spectrum Auction

On April 13, 2017, the Federal Communications Commission (the “FCC”) announced the conclusion of the incentive auction, the results of the reverse and forward auction and the repacking of broadcast television spectrum. The Company participated in the auction and anticipates receiving approximately $190 million in pretax proceeds resulting from the auction. The anticipated proceeds reflect the FCC’s acceptance of one or more bids placed by the Company or channel share partners of television stations owned or operated by the Company during the auction to modify and/or surrender spectrum used by certain of such bidder’s television stations. As of August 9, 2017, the Company has received approximately $185 million in pretax proceeds (including $21 million of proceeds received by Dreamcatcher Broadcasting LLC (“Dreamcatcher”)), with approximately $5 million in pretax proceeds remaining to be paid to the Company. The Company expects to receive the remaining auction proceeds in the second half of 2017, however, the Company cannot predict the exact timing of remaining payments. The Company expects to use approximately $102 million of after-tax proceeds to prepay a portion of the Term Loan Facility. Any proceeds received by the Dreamcatcher stations as a result of the incentive auction are required to be first used to prepay the Dreamcatcher Credit Facility. Therefore, after-tax proceeds of $12.6 million received by the Dreamcatcher stations as a result of the incentive auction will be used to prepay a substantial portion of the Dreamcatcher Credit Facility.

CareerBuilder

On June 19, 2017, TEGNA announced it entered into an agreement, together with the other owners of CareerBuilder, to sell CareerBuilder to an investor group led by investment funds managed by affiliates of Apollo Global Management, LLC and the Ontario Teachers’ Pension Plan Board. As a result, in the three months ended June 30, 2017, the Company recorded a non-cash pretax impairment charge of $59 million to further write down its investment in CareerBuilder based on the transaction value contemplated in the agreement. The transaction closed on July 31, 2017, and the Company received cash of $158 million, which included an excess cash distribution of $16 million. Subsequent to the sale, the Company’s ownership in CareerBuilder declined to approximately 7%, on a fully diluted basis.

In the six months ended June 30, 2017, the total non-cash pretax impairment charges to write down the Company’s investment in CareerBuilder totaled $181 million. The write downs resulted from declines in the fair value of the investment that the Company determined to be other than temporary.

Consent Solicitation

On June 22, 2017, the Company announced that it had received consents from 93.23% of holders of the Company’s 5.875% Senior Notes due 2022 (the “Notes”) outstanding as of the record date of June 12, 2017, to effect certain proposed amendments to the Indenture (as defined below). The Company undertook the consent solicitation at the request and expense of Sinclair in accordance with the terms of the Merger Agreement. In conjunction with receiving the requisite consents, on June 22, 2017, the Company, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee for the Notes, entered into the fourth supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Notes, dated as of June 24, 2015 (as supplemented and amended, the “Indenture”), to effect the proposed amendments to (i) eliminate any requirement for the Company to make a “Change of Control Offer” (as defined in the Indenture) to holders of the Notes in connection with the transactions contemplated by the Merger Agreement, (ii) clarify the treatment under the Indenture of the proposed structure of the Merger and to facilitate the integration of the Company and its subsidiaries and the Notes with and into Sinclair’s debt capital structure, and (iii) eliminate the expense associated with producing and filing with the Securities and Exchange Commission (“SEC”) separate financial reports for Sinclair Television Group, Inc., a wholly-owned subsidiary of Sinclair, as successor issuer of the Notes, if Sinclair or any other parent entity of the successor issuer of the Notes, in its sole discretion, provides an unconditional guarantee of the payment obligations of the successor issuer under the Notes (collectively, the “Amendments”). The Supplemental Indenture became effective immediately upon execution, but the Amendments will not become operative until immediately prior to the effective time of the Merger.

In light of the Company’s previously announced transaction with Sinclair and the pendency of the proxy statement/prospectus filed with the SEC in connection with such transaction, Tribune Media is not providing financial guidance for the full year 2017 in this release, nor is the Company conducting a conference call regarding its second quarter 2017 financial results. See “Important Additional Information and Where to Find It” below.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is approximately 80 million households, Tribune Studios, and a variety of digital applications and websites commanding 60 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

Important Additional Information and Where to Find It

In connection with the Merger, Sinclair has filed with the SEC a registration statement on Form S-4 (File No. 333-2219135) (as may be amended from time to time, the “Registration Statement”) that includes a preliminary proxy statement of Tribune and that also will constitute a prospectus of Sinclair. These materials are not final and may be amended. Tribune will file with the SEC a definitive version of the proxy statement, which will be sent or provided to Tribune stockholders when available.

Tribune and Sinclair may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement/prospectus or definitive registration statement or any other document which Tribune or Sinclair may file with the SEC. INVESTORS AND SECURITY HOLDERS OF TRIBUNE ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE VERSIONS THEREOF AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Registration Statement and the definitive versions of these materials and other documents filed with the SEC (when available) by Tribune or Sinclair through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of Tribune at the following:

Tribune Media Company

435 North Michigan Avenue

Chicago, Illinois 60611

Attention: Investor Relations

(646) 563-8296

Participants in the Solicitation

Tribune and Sinclair and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Tribune’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Tribune’s Form 10-K for the year ended December 31, 2016, its proxy statement filed on March 24, 2017 and the proxy statement of Tribune contained in the Registration Statement, which are filed with the SEC. Information regarding Sinclair’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Sinclair’s Form 10-K for the year ended December 31, 2016 and its proxy statement filed on April 21, 2017. These documents may be obtained free of charge from the sources indicated above.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
jarestia@tribunemedia.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA, and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under GAAP. Adjusted EPS is calculated based on income (loss) from continuing operations before investment transactions, loss on extinguishment and modification of debt, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as income (loss) from continuing operations before income taxes, investment transactions, loss on extinguishment and modification of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, impairments and other non-cash charges, gain (loss) on sales of real estate and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusting EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, our proposed merger with Sinclair, the sale of CareerBuilder, our real estate monetization strategy, our cost savings initiatives, the timing and the receipt of remaining expected proceeds from the FCC spectrum auction, changes to our WGN America original programming, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: risks associated with the ability to consummate the Merger with Sinclair and the timing of the closing of the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that the regulatory approvals for the proposed Merger with Sinclair may not be obtained or may be obtained subject to conditions that are not anticipated; risks related to the disruption of management time from ongoing business operations due to the Merger; the effect of the announcement of the Merger on our ability to retain and hire key personnel, on our ability to maintain relationships with advertisers and customers, and on our operating results and businesses generally; litigation in the connection with the Merger; changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; our ability to adapt to technological changes; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements with multichannel video programming distributors; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; the payment of remaining proceeds associated with the spectrum auction, the potential impact of the modifications to and/or surrender of spectrum on operation of our television stations, the costs, terms and restrictions associated with the actions necessary to modify and/or surrender the spectrum; the incurrence of costs to address contamination issues at sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; the financial performance and valuation of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with, and the effect of changes or developments in, government regulations applicable to the television and radio broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands of dollars, except per share data) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Operating Revenues
Television and Entertainment	$466,061	$468,134	$902,094	$924,009
Other	3,456	11,662	7,333	24,259

Total operating revenues	469,517	479,796	909,427	948,268

Operating Expenses
Programming	157,084	122,803	298,330	246,970
Direct operating expenses	96,940	96,523	195,747	194,095
Selling, general and administrative	141,576	148,127	301,435	308,761
Depreciation	13,927	14,467	27,498	28,909
Amortization	41,664	41,670	83,323	83,335

Total operating expenses	451,191	423,590	906,333	862,070

Operating Profit	18,326	56,206	3,094	86,198
Income on equity investments, net	40,761	44,306	77,798	82,558
Interest and dividend income	548	228	1,053	360
Interest expense	(40,185)	(38,071)	(78,943)	(76,212)
Loss on extinguishment and modification of debt	—	—	(19,052)	—
Gain on investment transaction	—	—	4,950	—
Write-downs of investment	(58,800)	—	(180,800)	—
Other non-operating gain (loss), net	71	(75)	45	421
Reorganization items, net	(449)	(366)	(699)	(800)

(Loss) Income from Continuing Operations Before Income Taxes	(39,728)	62,228	(192,554)	92,525
Income tax (benefit) expense	(9,905)	214,856	(61,519)	230,051

Loss from Continuing Operations	$(29,823)	$(152,628)	(131,035)	(137,526)
(Loss) Income from Discontinued Operations, net of taxes	(579)	(8,935)	15,039	(12,944)

Net Loss	$(30,402)	$(161,563)	$(115,996)	$(150,470)

Basic (Loss) Earnings Per Common Share from:
Continuing Operations	$(0.34)	$(1.66)	$(1.51)	$(1.50)
Discontinued Operations	(0.01)	(0.10)	0.17	(0.14)

Net Loss Per Common Share	$(0.35)	$(1.76)	$(1.34)	$(1.64)

Diluted (Loss) Earnings Per Common Share from:
Continuing Operations	$(0.34)	$(1.66)	$(1.51)	$(1.50)
Discontinued Operations	(0.01)	(0.10)	0.17	(0.14)

Net Loss Per Common Share	$(0.35)	$(1.76)	$(1.34)	$(1.64)

Regular dividends declared per common share	$0.25	$0.25	$0.50	$0.50
Special dividends declared per common share	$—	$—	$5.77	$—

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of dollars, except for share and per share data) (Unaudited)
	June 30, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$380,567	$577,658
Restricted cash and cash equivalents	17,566	17,566
Accounts receivable (net of allowances of $17,320 and $12,504)	397,571	429,112
Broadcast rights	105,054	157,817
Income taxes receivable	15,515	9,056
Current assets of discontinued operations	—	62,605
Prepaid expenses	22,130	35,862
Other	7,724	6,624

Total current assets	946,127	1,296,300

Properties
Property, plant and equipment	644,422	711,068
Accumulated depreciation	(210,800)	(187,148)

Net properties	433,622	523,920

Other Assets
Broadcast rights	144,998	153,457
Goodwill	3,228,585	3,227,930
Other intangible assets, net	1,735,938	1,819,134
Non-current assets of discontinued operations	—	608,153
Assets held for sale	54,282	17,176
Investments	1,423,182	1,674,883
Other	78,541	80,098

Total other assets	6,665,526	7,580,831

Total Assets	$8,045,275	$9,401,051

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of dollars, except for share and per share data) (Unaudited)
	June 30, 2017	December 31, 2016
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$46,305	$60,553
Debt due within one year (net of unamortized discounts and debt issuance costs of $3,786 and $7,917)	17,878	19,924
Income taxes payable	52,307	21,166
Employee compensation and benefits	68,276	77,123
Contracts payable for broadcast rights	207,895	241,255
Deferred revenue	11,633	13,690
Interest payable	30,042	30,305
Current liabilities of discontinued operations	—	54,284
Other	40,870	32,553

Total current liabilities	475,206	550,853

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $37,421 and $38,830)	3,010,784	3,391,627
Deferred income taxes	836,354	984,248
Contracts payable for broadcast rights	275,088	314,840
Pension obligations, net	434,273	444,401
Postretirement, medical, life and other benefits	10,657	11,385
Other obligations	79,833	62,700
Non-current liabilities of discontinued operations	—	95,314

Total non-current liabilities	4,646,989	5,304,515

Total Liabilities	5,122,195	5,855,368

Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at June 30, 2017 and at December 31, 2016	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 101,284,525 shares issued and 87,182,340 shares outstanding at June 30, 2017 and 100,416,516 shares issued and 86,314,063 shares outstanding at December 31, 2016	101	100
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,605 shares at June 30, 2017 and at December 31, 2016	—	—
Treasury stock, at cost: 14,102,185 shares at June 30, 2017 and 14,102,453 shares at December 31, 2016	(632,194)	(632,207)
Additional paid-in-capital	4,044,480	4,561,760
Retained deficit	(424,355)	(308,105)
Accumulated other comprehensive loss	(71,872)	(81,782)

Total Tribune Media Company shareholders’ equity	2,916,160	3,539,766
Noncontrolling interest	6,920	5,917

Total shareholders’ equity	2,923,080	3,545,683

Total Liabilities and Shareholders’ Equity	$8,045,275	$9,401,051

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of dollars) (Unaudited)
	Six Months Ended
	June 30, 2017	June 30, 2016
Operating Activities
Net loss	$(115,996)	$(150,470)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	22,093	18,003
Pension credit, net of contributions	(11,024)	(12,055)
Depreciation	27,498	34,857
Amortization of contract intangible assets and liabilities	429	(8,048)
Amortization of other intangible assets	83,323	98,799
Income on equity investments, net	(77,798)	(82,558)
Distributions from equity investments	149,650	125,604
Non-cash loss on extinguishment and modification of debt	6,823	—
Original issue discount payments	(6,873)	—
Write-downs of investment	180,800	—
Amortization of debt issuance costs and original issue discount	4,127	5,559
Gain on sale of business	(34,510)	—
Gain on investment transaction	(4,950)	—
Impairments of real estate	757	14,600
(Gain) loss on sales of real estate, net	(300)	449
Other non-operating gain, net	(45)	(421)
Changes in working capital items:
Accounts receivable, net	32,074	18,256
Prepaid expenses and other current assets	14,659	27,120
Accounts payable	(8,896)	4,498
Employee compensation and benefits, accrued expenses and other current liabilities	(17,014)	(30,405)
Deferred revenue	(2,726)	(5,693)
Income taxes	24,756	151,485
Change in broadcast rights, net of liabilities	(11,893)	(49,261)
Deferred income taxes	(141,944)	57,489
Other, net	9,594	23,511

Net cash provided by operating activities	122,614	241,319

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of dollars) (Unaudited)
	Six Months Ended
	June 30, 2017	June 30, 2016
Investing Activities
Capital expenditures	(28,099)	(35,431)
Investments	—	(3,451)
Net proceeds from the sale of business	557,793	—
Proceeds from sales of real estate and other assets	59,751	33,702
Proceeds from the sale of investment	4,950	—
Distribution from cost investment	805	—
Transfers from restricted cash	—	297

Net cash provided by (used in) investing activities	595,200	(4,883)

Financing Activities
Long-term borrowings	202,694	—
Repayments of long-term debt	(589,661)	(13,920)
Long-term debt issuance costs	(1,689)	(784)
Payments of dividends	(542,665)	(46,174)
Settlement of contingent consideration	—	(750)
Common stock repurchases	—	(66,548)
Tax withholdings related to net share settlements of share-based awards	(7,351)	(4,377)
Proceeds from stock option exercises	10,013	—
Contributions from noncontrolling interest	1,003	113

Net cash used in financing activities	(927,656)	(132,440)

Net (Decrease) Increase in Cash and Cash Equivalents	(209,842)	103,996
Cash and cash equivalents, beginning of period (1)	590,409	262,644

Cash and cash equivalents, end of period	$380,567	$366,640

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$76,264	$81,989
Income taxes, net	$68,685	$15,868

(1)	Cash and cash equivalents at the beginning of the six months ended June 30, 2017 of $590 million are comprised of $578 million of cash and cash equivalents from continuing operations as reflected in the Company’s unaudited Condensed Consolidated Balance Sheets and $13 million of cash and cash equivalents reflected in current assets of discontinued operations.

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenue	$469,517	$479,796	$909,427	$948,268

Net Loss	$(30,402)	$(161,563)	$(115,996)	$(150,470)
(Loss) income from discontinued operations, net of taxes	(579)	(8,935)	15,039	(12,944)

Loss from Continuing Operations	$(29,823)	$(152,628)	$(131,035)	$(137,526)
Income tax (benefit) expense	(9,905)	214,856	(61,519)	230,051
Reorganization items, net	449	366	699	800
Other non-operating (gain) loss, net	(71)	75	(45)	(421)
Write-downs of investment	58,800	—	180,800	—
Gain on investment transaction	—	—	(4,950)	—
Loss on extinguishment and modification of debt	—	—	19,052	—
Interest expense	40,185	38,071	78,943	76,212
Interest and dividend income	(548)	(228)	(1,053)	(360)
Income on equity investments, net	(40,761)	(44,306)	(77,798)	(82,558)

Operating Profit	$18,326	$56,206	$3,094	$86,198
Depreciation	13,927	14,467	27,498	28,909
Amortization	41,664	41,670	83,323	83,335
Stock-based compensation	7,130	8,511	20,101	16,015
Severance and related charges	4,117	770	10,794	770
Transaction-related costs	16,035	2,335	19,027	4,118
Loss (gain) on sales of real estate, net	17	449	(300)	449
Real estate impairments and other	(351)	6,745	425	14,306
Pension credit	(5,475)	(6,062)	(11,024)	(12,055)

Adjusted EBITDA	$95,390	$125,091	$152,938	$222,045

TRIBUNE MEDIA COMPANY - TELEVISION AND ENTERTAINMENT

RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Advertising	$312,864	$338,220	$604,571	$659,682
Retransmission revenues	104,999	83,278	199,213	166,805
Carriage fees	31,867	30,396	65,477	61,410
Barter/trade	9,481	9,230	18,493	19,306
Other	6,850	7,010	14,340	16,806

Total Revenues (1)	$466,061	$468,134	$902,094	$924,009

Operating Profit (1)	$50,219	$83,346	$70,232	$141,951
Depreciation	10,530	11,108	20,569	22,125
Amortization	41,664	41,670	83,323	83,335
Stock-based compensation	5,242	3,846	9,237	7,498
Severance and related charges	4,125	21	4,335	21
Transaction-related costs	423	—	423	—
Gain on sale of real estate	—	—	(317)	—
Real estate impairments and other	(513)	1,682	(923)	2,761

Adjusted EBITDA (1)	$111,690	$141,673	$186,879	$257,691

Broadcast rights - Amortization	$137,298	$107,747	$263,609	$213,207
Broadcast rights - Cash Payments	(121,659)	(105,366)	(258,576)	(240,823)

Broadcast Cash Flow	$127,329	$144,054	$191,912	$230,075

(1)	Beginning in the fourth quarter of 2016, the Company moved its Covers Media Group from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

TRIBUNE MEDIA COMPANY - CORPORATE AND OTHER

RECONCILIATION OF OPERATING LOSS TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Total Revenues	$3,456	$11,662	$7,333	$24,259

Operating Loss (1)	$(31,893)	$(27,140)	$(67,138)	$(55,753)
Depreciation	3,397	3,359	6,929	6,784
Stock-based compensation	1,888	4,665	10,864	8,517
Severance and related charges	(8)	749	6,459	749
Transaction-related costs	15,612	2,335	18,604	4,118
Loss on sales of real estate	17	449	17	449
Real estate impairments and other	162	5,063	1,348	11,545
Pension credit	(5,475)	(6,062)	(11,024)	(12,055)

Adjusted EBITDA (1)	$(16,300)	$(16,582)	$(33,941)	$(35,646)

(1)	Interest expense and transaction-related costs that historically have been recorded in Corporate and Other but are directly attributable to the businesses included in the Gracenote Sale have been reclassified to discontinued operations. As a result, the historical results of Corporate and Other have been adjusted.

TRIBUNE MEDIA COMPANY — CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2017			June 30, 2016
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$(0.35)			$(1.76)
Loss from discontinued operations			0.01			0.10
Newsday income tax charges	$—	$—	—	$—	$193,231	2.11
Reorganization items, net	449	449	0.01	366	366	0.00
Other non-operating (gain) loss, net	(71)	(47)	(0.00)	75	45	0.00
Write-down of investment	58,800	44,519	0.51	—	—	—
Severance and related charges	4,117	2,503	0.03	770	467	0.01
Transaction-related costs	16,035	14,330	0.16	2,335	1,448	0.02
Loss on sales of real estate	17	11	0.00	449	273	0.00
Real estate impairments and other	(351)	(187)	(0.00)	6,745	4,101	0.04

Adjusted EPS (1)			$0.36			$0.52

	Six Months Ended
	June 30, 2017			June 30, 2016
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$(1.34)			$(1.64)
(Income) loss from discontinued operations			(0.17)			0.14
Newsday income tax charges	$—	$—	—	$—	$193,231	2.10
Reorganization items, net	699	699	0.01	800	800	0.01
Other non-operating gain, net	(45)	(31)	(0.00)	(421)	(256)	(0.00)
Write-downs of investment	180,800	124,516	1.43	—	—	—
Gain on investment transaction	(4,950)	(3,010)	(0.03)	—	—	—
Loss on extinguishment and modification of debt	19,052	11,584	0.13	—	—	—
Severance and related charges	10,794	6,563	0.08	770	467	0.01
Transaction-related costs	19,027	16,293	0.19	4,118	2,568	0.03
(Gain) loss on sales of real estate, net	(300)	(182)	(0.00)	449	273	0.00
Real estate impairments and other	425	305	0.00	14,306	8,699	0.09

Adjusted EPS (1)			$0.30			$0.74

(1)	Adjusted EPS totals may not foot due to rounding.